SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 4)*

                        FlexiInternational Software, Inc.
                                (Name of Issuer)

                     common stock, par value $0.01 per share
                         (Title of Class of Securities)

                                   338923 10 5
                                 (CUSIP Number)

                                Brian P. Friedman
                             Furman Selz SBIC, L.P.
                         55 East 52nd Street, 37th Floor
                          New York, New York 10055-0002
                                 (212) 309-8400
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   May 8, 2001
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box [x]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

---------------------------------          -------------------------------
CUSIP No. 338923 10  5                     Page  2
---------------------------------          -------------------------------

----------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Furman Selz SBIC, L.P.                                 13-3756825

----------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                  (b) [x]
----------------------------------------------------------------------------

    3       SEC USE ONLY

----------------------------------------------------------------------------

    4      SOURCE OF FUNDS*
           WC

----------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                              [ ]
-----------------------------------------------------------------------------

    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware

-----------------------------------------------------------------------------

           NUMBER OF          7     SOLE VOTING POWER
            SHARES         --------------------------------------------------
         BENEFICIALLY         8     SHARED VOTING POWER              810,000
           OWNED BY
             EACH          ----------------------------------------
          REPORTING           9     SOLE DISPOSITIVE POWER
         PERSON WITH
                           --------------------------------------------------
                             10     SHARED DISPOSITIVE POWER        810,000
-----------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           810,000
-----------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                           [ ]
-----------------------------------------------------------------------------

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           4.6%
-----------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
           PN
-----------------------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

---------------------------------          -------------------------------
CUSIP No. 338923 10  5                     Page  3
---------------------------------          -------------------------------

----------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Furman Selz SBIC Investments, LLC                      13-3863604

----------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                  (b) [x]
----------------------------------------------------------------------------

    3       SEC USE ONLY

----------------------------------------------------------------------------

    4      SOURCE OF FUNDS*
           AF

----------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                              [ ]
-----------------------------------------------------------------------------

    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware

-----------------------------------------------------------------------------

           NUMBER OF          7     SOLE VOTING POWER
            SHARES         --------------------------------------------------
         BENEFICIALLY         8     SHARED VOTING POWER              810,000
           OWNED BY
             EACH          ----------------------------------------
          REPORTING           9     SOLE DISPOSITIVE POWER
         PERSON WITH
                           --------------------------------------------------
                             10     SHARED DISPOSITIVE POWER        810,000
-----------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           810,000
-----------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                           [ ]
-----------------------------------------------------------------------------

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           4.6%
-----------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON
           OO
-----------------------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

---------------------------------          -------------------------------
CUSIP No. 338923 10  5                     Page  4
---------------------------------          -------------------------------

----------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Furman Selz Investments, LLC                          13-3863171

----------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                  (b) [x]
----------------------------------------------------------------------------

    3       SEC USE ONLY

----------------------------------------------------------------------------

    4      SOURCE OF FUNDS*
           AF

----------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                              [ ]
-----------------------------------------------------------------------------

    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware

-----------------------------------------------------------------------------

           NUMBER OF          7     SOLE VOTING POWER
            SHARES         --------------------------------------------------
         BENEFICIALLY         8     SHARED VOTING POWER              810,000
           OWNED BY
             EACH          ----------------------------------------
          REPORTING           9     SOLE DISPOSITIVE POWER
         PERSON WITH
                           --------------------------------------------------
                             10     SHARED DISPOSITIVE POWER        810,000
-----------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           810,000
-----------------------------------------------------------------------------
   12      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                  (b) [x]

-----------------------------------------------------------------------------

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           4.6%
-----------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
           OO
-----------------------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

---------------------------------          -------------------------------
CUSIP No. 338923 10  5                     Page  5
---------------------------------          -------------------------------

----------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           ING Furman Selz Asset Management LLC                  13-4038444

----------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                  (b) [x]
----------------------------------------------------------------------------

    3       SEC USE ONLY

----------------------------------------------------------------------------

    4      SOURCE OF FUNDS*
           AF

----------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                              [ ]
-----------------------------------------------------------------------------

    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware

-----------------------------------------------------------------------------

           NUMBER OF          7     SOLE VOTING POWER
            SHARES         --------------------------------------------------
         BENEFICIALLY         8     SHARED VOTING POWER              810,000
           OWNED BY
             EACH          ----------------------------------------
          REPORTING           9     SOLE DISPOSITIVE POWER
         PERSON WITH
                           --------------------------------------------------
                             10     SHARED DISPOSITIVE POWER        810,000
-----------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           810,000
-----------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                           [ ]

-----------------------------------------------------------------------------

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           4.6%
-----------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
           OO
-----------------------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

---------------------------------          -------------------------------
CUSIP No. 338923 10  5                     Page  6
---------------------------------          -------------------------------

----------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           ING (U.S.) Financial Holdings Corporation             51-0262561

----------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                  (b) [x]
----------------------------------------------------------------------------

    3       SEC USE ONLY

----------------------------------------------------------------------------

    4      SOURCE OF FUNDS*
           AF

----------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                              [ ]
-----------------------------------------------------------------------------

    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware

-----------------------------------------------------------------------------

           NUMBER OF          7     SOLE VOTING POWER
            SHARES         --------------------------------------------------
         BENEFICIALLY         8     SHARED VOTING POWER              810,000
           OWNED BY
             EACH          ----------------------------------------
          REPORTING           9     SOLE DISPOSITIVE POWER
         PERSON WITH
                           --------------------------------------------------
                             10     SHARED DISPOSITIVE POWER        810,000
-----------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           810,000
-----------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                           [ ]

-----------------------------------------------------------------------------

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           4.6%
-----------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
           CO
-----------------------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

---------------------------------          -------------------------------
CUSIP No. 338923 10  5                     Page  7
---------------------------------          -------------------------------

----------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           ING Bank N.V.

----------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                  (b) [x]
----------------------------------------------------------------------------

    3       SEC USE ONLY

----------------------------------------------------------------------------

    4      SOURCE OF FUNDS*
           AF

----------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                              [ ]
-----------------------------------------------------------------------------

    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           The Netherlands

-----------------------------------------------------------------------------

           NUMBER OF          7     SOLE VOTING POWER
            SHARES         --------------------------------------------------
         BENEFICIALLY         8     SHARED VOTING POWER              810,000
           OWNED BY
             EACH          ----------------------------------------
          REPORTING           9     SOLE DISPOSITIVE POWER
         PERSON WITH
                           --------------------------------------------------
                             10     SHARED DISPOSITIVE POWER        810,000
-----------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           810,000
-----------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                           [ ]

-----------------------------------------------------------------------------

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           4.6%
-----------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
           BK
-----------------------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

---------------------------------          -------------------------------
CUSIP No. 338923 10  5                     Page  8
---------------------------------          -------------------------------

----------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           ING Groep N.V.

----------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                  (b) [x]
----------------------------------------------------------------------------

    3       SEC USE ONLY

----------------------------------------------------------------------------

    4      SOURCE OF FUNDS*
           AF

----------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                              [ ]
-----------------------------------------------------------------------------

    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           The Netherlands

-----------------------------------------------------------------------------

           NUMBER OF          7     SOLE VOTING POWER
            SHARES         --------------------------------------------------
         BENEFICIALLY         8     SHARED VOTING POWER              810,000
           OWNED BY
             EACH          ----------------------------------------
          REPORTING           9     SOLE DISPOSITIVE POWER
         PERSON WITH
                           --------------------------------------------------
                             10     SHARED DISPOSITIVE POWER        810,000
-----------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           810,000
-----------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                           [ ]

-----------------------------------------------------------------------------

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           4.6%
-----------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
           IC
-----------------------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

---------------------------------          -------------------------------
CUSIP No. 338923 10  5                     Page  9
---------------------------------          -------------------------------

----------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Brian P. Friedman

----------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                  (b) [x]
----------------------------------------------------------------------------

    3       SEC USE ONLY

----------------------------------------------------------------------------

    4      SOURCE OF FUNDS*
           PF

----------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                              [ ]
-----------------------------------------------------------------------------

    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

-----------------------------------------------------------------------------

           NUMBER OF          7     SOLE VOTING POWER
            SHARES         --------------------------------------------------
         BENEFICIALLY         8     SHARED VOTING POWER              200,000
           OWNED BY
             EACH          ----------------------------------------
          REPORTING           9     SOLE DISPOSITIVE POWER
         PERSON WITH
                           --------------------------------------------------
                             10     SHARED DISPOSITIVE POWER        200,000
-----------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           200,000
-----------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                           [ ]

-----------------------------------------------------------------------------

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           1.1%
-----------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
           IN
-----------------------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

---------------------------------          -------------------------------
CUSIP No. 338923 10  5                     Page  10
---------------------------------          -------------------------------

----------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           James L. Luikart

----------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                  (b) [x]
----------------------------------------------------------------------------

    3       SEC USE ONLY

----------------------------------------------------------------------------

    4      SOURCE OF FUNDS*
           PF

----------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                              [ ]
-----------------------------------------------------------------------------

    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

-----------------------------------------------------------------------------

           NUMBER OF          7     SOLE VOTING POWER              100,000
            SHARES         --------------------------------------------------
         BENEFICIALLY         8     SHARED VOTING POWER
           OWNED BY
             EACH          ----------------------------------------
          REPORTING           9     SOLE DISPOSITIVE POWER         100,000
         PERSON WITH
                           --------------------------------------------------
                             10     SHARED DISPOSITIVE POWER
-----------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           100,000
-----------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                           [ ]

-----------------------------------------------------------------------------

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.6%
-----------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
           IN
-----------------------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

---------------------------------          -------------------------------
CUSIP No. 338923 10  5                     Page  11
---------------------------------          -------------------------------

----------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Terrence Quinn

----------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                  (b) [x]
----------------------------------------------------------------------------

    3       SEC USE ONLY

----------------------------------------------------------------------------

    4      SOURCE OF FUNDS*
           PF

----------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                              [ ]
-----------------------------------------------------------------------------

    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware

-----------------------------------------------------------------------------

           NUMBER OF          7     SOLE VOTING POWER              34,091
            SHARES         --------------------------------------------------
         BENEFICIALLY         8     SHARED VOTING POWER
           OWNED BY
             EACH          ----------------------------------------
          REPORTING           9     SOLE DISPOSITIVE POWER         34,091
         PERSON WITH
                           --------------------------------------------------
                             10     SHARED DISPOSITIVE POWER
-----------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           34,091
-----------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                           [ ]

-----------------------------------------------------------------------------

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.2%
-----------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
           IN
-----------------------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT

The statement on Schedule 13D, as originally filed on February 1, 1999 and subsequently amended on March 4, 1999, March 16, 2000 and April 12, 2000, with respect to common stock, par value $0.01 per share ("Common Stock") of FlexiInternational Software, Inc., a Delaware corporation ("FlexiInternational" or the "Company"), is hereby amended as described herein.

Item 2. Identity and Background.

     Item 2 is hereby amended to update certain information concerning the Reporting Persons as follows:

     As of May 14, 2001, Furman Selz SBIC, L.P. directly owns 810,000 shares of Common Stock.

Item 5. Interest in Securities of the Issuer.

     (a)-(b) Items 5(a) and 5(b) are hereby amended and restated as follows:

                          Number of Shares
                            Beneficially       Shared Voting   Shared Investment   Sole Voting    Sole Investment    Percentage of
Name                           Owned               Power             Power            Power            Power              Class
----                      ----------------     -------------   -----------------   -----------    ---------------    -------------


Furman Selz SBIC, L.P.        810,000             810,000          810,000                                                4.6%
Furman Selz SBIC
Investments, LLC              810,000             810,000          810,000                                                4.6%
Furman Selz Investments,
LLC                           810,000             810,000          810,000                                                4.6%
ING Furman Selz Asset
Management LLC
                              810,000             810,000          810,000                                                4.6%
ING (U.S.) Financial
Holdings Corp.
                              810,000             810,000          810,000                                                4.6%
ING Bank N.V.                 810,000             810,000          810,000                                                4.6%
ING Groep N.V.                810,000             810,000          810,000                                                4.6%
Brian P. Friedman             200,000                                                200,000           200,000            1.1%
James L. Luikart              100,000                                                100,000           100,000            0.6%
Terrence Quinn                 34,091                                                 34,091            34,091            0.2%

     As of March 1, 2001, the Company had 17,674,757 shares of Common Stock outstanding.

     See the answer to Item 2 hereof for information regarding persons with whom the power to vote or dispose of shares of Common Stock is shared.

     (c) Item 5(c) is hereby amended as follows:

     First, to correct certain erroneous information supplied in the previous amendment to this Schedule, as filed on April 12, 2000. In that amendment, it was reported that on March 22, 2000, Furman Selz SBIC, L.P. had sold 20,000 shares of Common Stock for $1.1250 per share, and, on March 30, 2000, 50,000 shares of Common Stock for $1.1750 per share. This schedule is hereby amended to show that, in actuality, Furman Selz SBIC, L.P. had sold 25,000 shares of Common Stock on March 22, 2000 for $1.1250 per share and 75,000 shares of Common Stock on March 30, 2000 for $1.1750 per share. As a result of these corrections, Furman Selz SBIC, L.P.'s reported direct beneficial ownership of Common Stock has been reduced an additional 30,000 shares.

     Second, Item 5(c) is amended to add the following thereto:

     The following table sets forth information concerning open-market sales by Furman Selz SBIC, L.P. of Common Stock over the past 60 days:

     Date               Number of Shares Sold            Price (per share)
     ----               ---------------------            -----------------
May 8, 2001                    20,000                           $0.2000
May 9, 2001                    20,000                           $0.1900
May 10, 2001                    7,680                           $0.1750
May 11, 2001                    5,000                           $0.1750
May 14, 2001                    5,000                           $0.1750

Item 7.          Material Filed as Exhibits.                          Page
------           --------------------------                           -----

            A.   Joint Reporting Agreement and Power of                17
                 Attorney on Behalf of Each Reporting Person.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 15, 2001

                                    FURMAN SELZ SBIC, L.P.


                                    By:         /s/ *
                                        --------------------------------------
                                        Name:  Brian P. Friedman
                                        Title: President of General Partner

                                    FURMAN SELZ SBIC INVESTMENTS, LLC


                                    By:         /s/ *
                                        --------------------------------------
                                        Name:  Brian P. Friedman
                                        Title: President

                                    FURMAN SELZ INVESTMENTS, LLC


                                    By:         /s/ *
                                        --------------------------------------
                                        Name:  Brian P. Friedman
                                        Title: President

                                    ING FURMAN SELZ ASSET
                                    MANAGEMENT LLC


                                    By:         /s/ **
                                        --------------------------------------
                                        Name:  Robert Miller
                                        Title: Vice President

                                    ING (U.S.) FINANCIAL HOLDINGS
                                    CORPORATION


                                    By:         /s/ **
                                        --------------------------------------
                                        Name:  Andrew W. Druch
                                        Title: Secretary

                                     ING BANK N.V.


                                    By:         /s/ *
                                        --------------------------------------
                                        Name:  J.H.J. Houben
                                        Title: Managing Principal


                                    By:         /s/ *
                                        --------------------------------------
                                        Name:  P.F.M. Van Lierop
                                        Title: Senior Legal Advisor

                                     ING GROEP N.V.


                                    By:         /s/ *
                                        --------------------------------------
                                        Name:  J.H.J. Houben
                                        Title: Managing Principal



                                             /s/ *
                                    ------------------------------------------
                                     Brian P. Friedman

                                     /s/ James L. Luikart
                                    ------------------------------------------
                                     James L. Luikart

                                     /s/ Terrence Quinn
                                    ------------------------------------------
                                     Terrence Quinn



*   By:  /s/ Brian P. Friedman
         -------------------------------------------
         Brian P. Friedman

**  By:  /s/ Robert Miller
         -------------------------------------------
         Robert Miller
         Attorney-in-Fact

                                                                     EXHIBIT A

                            JOINT REPORTING AGREEMENT
                                       AND
                                POWER OF ATTORNEY

     WHEREAS, the statement or amended statement of Schedule 13D (the "Joint Statement") to which this joint reporting agreement and power of attorney (the "Agreement") is an exhibit is being filed on behalf of two or more persons (collectively, the "Reporting Persons"); and

     WHEREAS, the Reporting Persons prefer to file the Joint Statement on behalf of all of the Reporting Persons rather than individual statements on Schedule 13D on behalf of each of the Reporting Persons;

     NOW, THEREFORE, the undersigned hereby agree as follows with each of the other Reporting Persons:

     1. Each of the Reporting Persons is responsible for the timely filing of the Joint Statement and any amendments thereto.

     2. Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning such Reporting Person contained in the Joint Statement.

     3. None of the Reporting Persons is responsible for the completeness or accuracy of the information concerning the other Reporting Persons contained in the Joint Statement, unless such Reporting Person knows or has reason to believe that such information is inaccurate.

     4. The undersigned agrees that the Joint Statement is, and any amendment thereto will be, filed on behalf of each of the Reporting Persons.

     5. Each of Furman Selz Investments LLC, ING Furman Selz Asset Management LLC, ING (U.S.) Financial Holdings Corporation, ING Bank N.V. and ING Groep N.V. hereby appoints Robert Miller as attorney-in-fact with authority to execute and deliver on behalf of it any and all documents (including any amendments thereto) required to be filed or otherwise executed and delivered by it pursuant to the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, all other federal, state and local securities and corporation laws, and all regulations promulgated thereunder. Each of Furman Selz Investments LLC, ING Furman Selz Asset Management LLC, ING (U.S.) Financial Holdings Corporation, ING Bank N.V. and ING Groep N.V. further grant Robert Miller authority, as attorney-in-fact, to execute, deliver, or file on behalf of it any document necessary to amend this Joint Reporting Agreement and Power of Attorney for the purpose of adding additional parties thereto at such time or times as he should, in his discretion, deem appropriate.

     6. Each of Brian P. Friedman and James L. Luikart hereby appoints Brian P. Friedman and James L. Luikart, and each of them, as attorney-in-fact with authority to execute and deliver on his behalf any and all documents (including any amendments thereto) required to be filed or otherwise executed and delivered by him pursuant to the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, all other federal, state and local securities and corporation laws, and all regulations promulgated thereunder. Each of Brian P. Friedman and James L. Luikart further grant Brian P. Friedman and James L. Luikart, and each of them, authority, as attorney-in-fact, to execute, deliver, or file on his behalf any document necessary to amend this Joint Reporting Agreement and Power of Attorney for the purpose of adding additional parties thereto at such time or times as the attorney-in-fact should, in his discretion, deem appropriate.

     7. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Dated: May ___, 2001

                                    FURMAN SELZ INVESTMENTS, LLC


                                    By: /s/ Brian P. Friedman
                                        --------------------------------------
                                        Name:  Brian P. Friedman
                                        Title: President

                                    ING FURMAN SELZ ASSET MANAGEMENT LLC


                                    By: /s/ Robert Miller
                                        --------------------------------------
                                        Name:  Robert Miller
                                        Title: Vice President

                                    ING (U.S.) FINANCIAL HOLDINGS
                                    CORPORATION


                                    By: /s/ Andrew W. Druch
                                        --------------------------------------
                                        Name:  Andrew W. Druch
                                        Title: Secretary

                                     ING BANK N.V.


                                    By: /s/ J.H.J. Houben
                                        --------------------------------------
                                        Name:  J.H.J. Houben
                                        Title: Managing Principal


                                    By: /s/ P.F.M. Van Lierop
                                        --------------------------------------
                                        Name:  P.F.M. Van Lierop
                                        Title: Senior Legal Advisor

                                     ING GROEP N.V.


                                    By: /s/ J.H.J. Houben
                                        --------------------------------------
                                        Name:  J.H.J. Houben
                                        Title: Managing Principal



                                     /s/ Brian P. Friedman
                                    ------------------------------------------
                                     Brian P. Friedman


                                     /s/ James L. Luikart
                                    ------------------------------------------
                                     James L. Luikart

                                     /s/ Terrence Quinn
                                    ------------------------------------------
                                     Terrence Quinn